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           [LETTERHEAD OF MARRIOTT INTERNATIONAL, INC. APPEARS HERE]

                                                                    Exhibit 99.7

December 28, 1995


Host Marriott Corporation
10400 Fernwood Road
Bethesda, MD 20817


Re: Host Marriott Services Corporation Spin-Off: Provision of Corporate Services to Host Marriott Corporation


Ladies and Gentlemen:

In connection with the October 8, 1993 special dividend of all of the outstanding common stock of Marriott International, Inc. ("MI") to the shareholders of Marriott Corporation, MI entered into an agreement (the "Corporate Services Agreement") with Host Marriott Corporation (formerly known as Marriott Corporation, "HM") and its subsidiaries, pursuant to which, among other things, HM and its subsidiaries obtain certain corporate services.

HM now intends to consolidate its Host/Travel Plazas business under Host Marriott Services Corporation ("HMSC"), and distribute all of HMSC's outstanding common stock to HM's shareholders (the "HMSC Distribution"). In connection with the HMSC Distribution, HM intends to assign the Corporate Services Agreement to HMSC, as permitted under the Corporate Services Agreement, and has asked MI to agree to provide certain but not all of the services described in the Corporate Services Agreement to HM. MI and HM intend to enter into a separate corporate services agreement for those certain services which agreement will be substantially similar to the relevant terms and conditions of the Corporate Services Agreement.

MI hereby agrees to provide the following services for the benefit of HM:

 . headquarters telephones and access to the Marriott Computing and Network Center under the pricing structure identified in the Corporate Services Agreement.

 . assistance in HM's transition to a new accounting and services providers, including related reporting and access to historical records, on a time and materials basis under the pricing structure provided for Consulting Services in the Corporate Services Agreement.

 . as part of Payroll Services under the Corporate Services Agreement, issuance of Forms W-2 for Fiscal Year 1995 and completing of remaining 1995 tax deposit and tax return filings due.

 . until HM converts to a new Fixed Asset System (conversion currently estimated for end of third quarter FY 1996), Property Accounting Services and support services related to establishing, maintaining and analyzing the HM Fixed Asset System under the pricing structure identified in the Corporate Services Agreement.
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Host Marriott Corporation
December 28, 1995
Page 2


 . maintaining projects on the MI Authorized Expenditure System (and related support services) for units owned by HM and managed by MI under the pricing structure identified in the Corporate Services Agreement.

 . any other services which MI agrees to provide to HM shall be considered Consulting Services and the charges shall be the rates provided for in the Corporate Services Agreement.

By executing this letter agreement in the space provided below, HM acknowledges its acceptance of and agreement to the foregoing. This letter agreement will automatically terminate at the earlier of January 31, 1996 or the date on which the parties enter into a formal agreement regarding the subject matter hereof.

Sincerely,

MARRIOTT INTERNATIONAL, INC.


By: /s/ John W. Murray
   -----------------------------
Name:  John W. Murray
Title: Vice-President


Accepted and Agreed:

HOST MARRIOTT CORPORATION


By: /s/ C.G. Townsend
   -----------------------------
Name:  Christopher G. Townsend
Title: Senior Vice President
Date:  December 28, 1995